Exhibit 99.1

Contact:	Liz Werner (Investment Community)
(O): (212) 770-7074

Mark Herr (News Media)
(O): (212) 770-3505
(C): (718) 685-9348

AIG REPORTS FIRST QUARTER 2012 NET INCOME OF $3.2 BILLION

First Quarter 2012 After-Tax Operating Income of $3.1 Billion

Core Insurance Operating Income of $2.4 Billion in First Quarter of 2012

NEW YORK, May 3, 2012 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $3.2 billion and after-tax operating income of $3.1 billion for the quarter ended March 31, 2012, compared to net income attributable to AIG of $1.3 billion and after-tax operating income of $2.1 billion for the first quarter of 2011. Diluted earnings per share and after-tax operating income per share were $1.71 and $1.65, respectively, for the first quarter of 2012, compared with diluted earnings per share and after-tax operating income per share of $0.31 and $1.34, respectively, for the first quarter of 2011.

“AIG has again delivered another strong quarter with our core insurance businesses all posting profits,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We also continue to make good on our promise to help the U.S. Government profit from its investment in AIG. During the quarter, we retired the preferred interests of AIA Aurora LLC (AIA SPV) one year ahead of schedule and achieved the milestone of reducing total outstanding or authorized U.S. Government assistance by 75 percent.

“In every corner of our operations, we are keenly focused on building on our successes and studying and sharing our experiences and knowledge across the organization. At Chartis, where we had very low natural catastrophe claims, we’re already seeing the benefits of the realigned consumer and commercial geographic structure and our emphasis on growth economies. Chartis’ results also demonstrated progress in strategic initiatives to improve its mix of business, loss ratio and risk selection ultimately increasing the intrinsic value of the franchise. SunAmerica is benefitting from its broad portfolio of competitive products, diverse and strong distribution relationships, and continued discipline in product pricing. United Guaranty made a profit and was successful in the market with its risk evaluation and pricing, while proactively managing its legacy business to reduce delinquency.”

Mr. Benmosche concluded, “The people of AIG feel empowered and are accountable for the decisions they make that directly benefit our customers and the communities they serve. We are rebuilding AIG’s legacy of excellence. Across the organization we are transforming the way we do business and our profits this quarter illustrate, ultimately, the health of our businesses.”

Liquidity, Capital Management and Other Significant Developments

•

AIG shareholders’ equity totaled $103.5 billion at March 31, 2012. Book value per common share grew approximately 8 percent during the first quarter to $57.68 per share, including accumulated other comprehensive income.

•

On March 7, 2012, AIG sold 1.72 billion ordinary shares of AIA Group Limited (AIA) and applied approximately $5.6 billion of the proceeds to pay down a portion of the United States Department of the Treasury’s (U.S. Treasury) preferred interests in the AIA SPV, the special purpose entity that holds AIG’s remaining interest in AIA.

•

In March 2012, AIG’s $1.6 billion of proceeds from the sale of the securities held by Maiden Lane II LLC (ML II) by the Federal Reserve Bank of New York (FRBNY) were applied to pay down another portion of the U.S. Treasury’s preferred interests in the AIA SPV. On March 22, 2012, AIG made a final $1.5 billion payment to pay down the U.S. Treasury’s preferred interests in the AIA SPV in full. The security interests in the AIG assets that previously supported the pay down of the U.S. Treasury’s AIA SPV preferred interests, including the remaining interest in AIA, the equity interests in International Lease Finance Corporation (ILFC), AIG’s interests in Maiden Lane III LLC (ML III), and the escrow holding the remaining proceeds from AIG’s sale of ALICO to MetLife, Inc., have been released.

•

In March 2012, the U.S. Treasury completed a registered public offering of AIG common stock in which it sold approximately 207 million shares for aggregate proceeds of approximately $6.0 billion. AIG purchased approximately 103 million of these shares in this offering for an aggregate amount of approximately $3 billion. As a result of the offering by the U.S. Treasury and purchase by AIG, the U.S. Government’s ownership in AIG was reduced to approximately 70 percent.

•	During the first quarter of 2012, AIG issued $2.0 billion of long term notes for the Matched Investment Program and ILFC issued $2.4 billion of debt.

•	Dividends and note repayments from operating companies totaled $2.6 billion in the first quarter of 2012.

•	AIG Parent liquidity sources amounted to approximately $12.4 billion at March 31, 2012.

COMPONENTS OF AFTER-TAX OPERATING INCOME (LOSS)

	First Quarter
($ in millions)	2012	2011
Insurance Operations
Chartis	$1,043	$(424)
SunAmerica	1,311	1,171
Mortgage Guaranty (reported in Other)	8	14

Total Insurance Operations	2,362	761

Aircraft Leasing	119	117
Direct Investment book	(156)	451
Global Capital Markets	92	277
Change in fair value of AIA (including realized gains in 2012)	1,795	1,062
Increase in fair value of ML III	1,252	744
Interest expense	(470)	(558)
Corporate expenses and eliminations(1)	(171)	267

Pre-tax operating income	4,823	3,121

Income tax (expense) / benefit	(1,485)	(835)
Noncontrolling interest – Treasury/Fed	(208)	(252)
Other noncontrolling interest	(33)	55

After-tax operating income attributable to AIG	$3,097	$2,089

(1)	Includes $296 million of deferred gain associated with termination of FRBNY credit facility in the first quarter of 2011.

CHARTIS

Chartis reported operating income of $1.0 billion in the first quarter of 2012, compared to a $424 million operating loss in the first quarter of 2011. First quarter results demonstrated progress toward improving risk-adjusted profitability, the quality of its business portfolio, and the strength of its capital position. Chartis continued to benefit from growth in higher value lines of business and geographies and improving pricing trends. First quarter 2012 results included catastrophe losses of $80 million and modest net prior year reserve development. As part of AIG’s ongoing focus on capital management, Chartis paid $1.0 billion in non-cash dividends to AIG Parent during the current quarter.

The first quarter 2012 combined ratio was 102.1, compared to 118.6 in the first quarter of 2011. The first quarter 2012 accident year combined ratio, excluding catastrophes, was 100.4, compared to 98.3 in the first quarter of 2011. Improvement in the loss ratio due to a shift to higher value businesses, pricing improvements, and risk selection was offset by higher expenses. First quarter 2012 results reflect an expense ratio of 34.1, which increased 5.2 points over the first quarter of 2011. The first quarter of 2011 expense ratio reflected a reduction of bad debt allowance, compared to additional bad debt allowance recorded in the first quarter of 2012. In addition, the benefit from the amortization of value of business acquired liabilities decreased in the first quarter of 2012. These two items contributed approximately 1.9 points to the expense ratio increase. The increase in 2012 expenses also reflected higher acquisition costs related to changes in business mix toward more profitable lines and higher commission rates, as well as an increase in infrastructure investments.

First quarter 2012 net premiums written of $8.8 billion decreased 3.7 percent compared to the first quarter of 2011, or 4.5 percent excluding the effect of foreign currency exchange rates. Commercial Insurance premiums in original currencies decreased 8.5 percent compared to the first quarter of 2011. The continued restructuring of loss sensitive businesses to improve capital efficiency contributed to 2.6 percent of the decline, and the impact of a multi-year financial lines policy that produced net premiums written of $148 million in the prior year period accounted for an additional 2.6 percent of the decline. The remainder of the decrease was primarily driven by initiatives to improve risk selection, particularly in the casualty line of business. In line with Chartis’ shift in mix of business to higher value products, specialty premiums increased in the quarter. Chartis also continued to expand its commercial business in growth economy nations, consistent with its strategic objectives. Consumer Insurance premiums in original currencies increased 2.9 percent, primarily driven by growth in key international markets, higher margin lines of business, and the implementation of the group benefits strategy with American General Life Companies. Consumer Insurance also realized profitable growth by investing in direct marketing distribution channels outside the United States and Canada.

Commercial Insurance reported first quarter 2012 operating income of $565 million and a combined ratio of 103.4, compared to a $384 million operating loss and a combined ratio of 122.2 in the first quarter of 2011. The accident year combined ratio, excluding catastrophes, was 101.1, compared to 99.1 in the first quarter of 2011. Improvement in the loss ratio from the shift to higher value business, price improvements, and risk selection was offset by higher expenses. First quarter 2012 results reflect an expense ratio of 29.3, which increased 5.7 points over the first quarter of 2011. Increases in bad debt allowance and acquisition costs due primarily to change in mix of business affected the expense ratio by approximately 1.8 points and approximately 3.0 points, respectively. The remaining increase was largely related to strategic investments in systems, processes, and talent, which should yield greater savings and a stronger franchise in the future.

Consumer Insurance reported first quarter 2012 operating income of $234 million and a combined ratio of 96.7, compared to a $255 million operating loss and a combined ratio of 110.2 in the first quarter of 2011. The accident year combined ratio, excluding catastrophes, was 97.0, compared to 95.6 in the first quarter of 2011. Improvement in the loss ratio from the shift to higher value business, price improvements, and risk selection was offset by higher expenses. First quarter 2012 results reflect an expense ratio of 38.6, which increased 3.0 points over the first quarter of 2011, primarily due to a decrease in the benefit from the amortization of value of business acquired liabilities compared to 2011, coupled with increased acquisition and operating expenses related to growth in selected markets in 2012.

SUNAMERICA FINANCIAL GROUP

SunAmerica reported operating income of $1.3 billion in the first quarter of 2012, compared to operating income of $1.2 billion in the first quarter of 2011. First quarter 2012 results benefited from the reinvestment of cash during 2011 and positive equity market performance in the first quarter of 2012. Partially offsetting these improvements were lower returns from hedge fund and private equity investments in the first quarter of 2012, versus a strong 2011 first quarter. Returns for hedge fund and private equity investments are reported on a one month and one quarter lag, respectively.

Net investment income in the first quarter of 2012 was $131 million higher than the prior year period due primarily to higher base yields. The first quarter 2012 base investment yield was 5.50 percent, compared to 5.04 percent in the first quarter of 2011, reflecting the redeployment of excess cash during 2011. This yield improvement, combined with SunAmerica’s disciplined management of interest crediting rates, resulted in improved net investment spreads for group retirement products and individual fixed annuities.

Premiums, deposits, and other considerations totaled $5.6 billion in the first quarter of 2012, compared to $6.4 billion in the first quarter of 2011, as fixed annuity deposits declined due to the current low interest rate environment. However, group retirement products, individual variable annuities and retail mutual funds all showed significant improvements. Group retirement products increased 8 percent in the first quarter of 2012 over the corresponding 2011 period, primarily due to an increase in individual rollover deposits. SunAmerica expects the rate of growth of individual rollover deposits to decrease in the near term due to the low interest rate environment. Individual variable annuity deposits totaled $1.0 billion in the 2012 first quarter, a 38 percent increase over the first quarter of 2011, due to competitive product enhancements and reinstatements during the last year at a number of key broker dealers. Net flows were positive for the fifth consecutive quarter. Retail life insurance sales grew 7 percent during the first quarter of 2012 over the first quarter of 2011 as product enhancements and efforts to re-engage independent distribution channels continued to produce positive sales results.

During the first quarter of 2012, SunAmerica provided $1.6 billion of liquidity to AIG Parent from its insurance subsidiaries funded by payments representing proceeds from the FRBNY’s sale of ML II assets.

Assets under management were $265.0 billion at the end of the first quarter of 2012 compared to $253.9 billion at the end of the first quarter of 2011.

AIRCRAFT LEASING

ILFC reported first quarter 2012 operating income of $119 million, compared to operating income of $117 million in the first quarter of 2011. During the first quarter of 2012, ILFC recorded rental revenues of $1.1 billion, similar to the first quarter of 2011, reflecting the re-lease of older aircraft at lower rates and the limited delivery schedule of new aircraft over the past year, offset by revenue from AeroTurbine, acquired by ILFC in the fourth quarter of 2011.

ILFC raised approximately $2.4 billion in both secured and unsecured debt during the first quarter of 2012. The proceeds from these issuances were used to retire the only remaining credit facility with a change of control provision, prepay an existing secured term loan using proceeds from lower cost unsecured debt, and increase liquidity. ILFC recognized a $21 million charge in connection with the early repayment of certain facilities.

MORTGAGE GUARANTY

United Guaranty Corporation (UGC), AIG’s residential mortgage guaranty operations, reported operating income of $8 million for the first quarter of 2012, compared to operating income of $14 million in the first quarter of 2011.

First quarter 2012 results reflect favorable prior year development in the first-lien segment as a result of UGC’s efforts to work with lenders on aged delinquent accounts. UGC has contacted mortgage lenders regarding over 20,000 aged delinquent accounts and received responses for over 14,000. The responses have resulted in additional rescinded coverage, or denied or paid claims as well as some delinquency cures. Delinquency rates were down. The 2012 first quarter results continued to be affected by general weakness in the housing market.

Net premiums written were $191 million for the first quarter of 2012, compared to $204 million in the first quarter of 2011, as coverage rescissions resulted in $19 million in premium refunds. Domestic first-lien new insurance written totaled $6.5 billion for the quarter compared to $2.5 billion for the same period in 2011, driven primarily by UGC’s risk-based pricing strategy and the withdrawal of certain competitors from the market. Quality remained high, with an average FICO score of 760 and an average loan to value of 91 percent on new business.

OTHER OPERATIONS

AIG’s Other Operations reported first quarter 2012 operating income of $2.3 billion, compared to operating income of $2.1 billion in the first quarter of 2011.

The fair value of AIG’s AIA ordinary shares increased $1.8 billion for the first quarter of 2012, based on the March 30, 2012 closing price on the Hong Kong Stock Exchange. Included in the fair value increase is the $0.6 billion gain realized on the sale of 1.72 billion AIA ordinary shares in the first quarter of 2012.

The fair value of AIG’s interest in ML III increased $1.3 billion during the first quarter of 2012 due to tightening credit spreads, compared with an increase of $744 million in the first quarter of 2011.

Other corporate expenses totaled $202 million in the first quarter of 2012, compared to $142 million in the first quarter of 2011.

Conference Call

AIG will host a conference call tomorrow, May 4, 2012, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at http://www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

It should be noted that the conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions, and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions, and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions, and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target,” or “estimate.” These projections, goals, assumptions, and statements may address, among other things: the timing of the disposition of the ownership position of the U.S. Treasury in AIG; the cash flow projections and fair value for AIG’s interest in ML III; the monetization of AIG’s interests in ILFC; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s ability to retain and motivate its employees; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions, and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions, and statements include: actions by credit rating agencies; changes in market conditions; the occurrence of catastrophic events; significant legal proceedings; concentrations in AIG’s investment portfolios, including its municipal bond portfolio; judgments concerning casualty insurance underwriting and reserves; judgments concerning the recognition of deferred tax assets; judgments concerning deferred policy acquisition costs (DAC) recoverability; judgments concerning the recoverability of aircraft values in ILFC’s fleet; and such other factors as are discussed throughout Part I Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and in Part I Item 1A. Risk Factors and discussed throughout Part II Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A filed on February 27, 2012 and March 30, 2012, respectively. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG Common Stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its operations in the way it believes will be most meaningful and representative of ongoing operations, as well as most transparent. That presentation includes the use of certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2012 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

AIG believes that After-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. After-tax operating income (loss) excludes net income (loss) from discontinued operations, net loss on sale of divested businesses, net income from divested businesses, deferred income tax valuation allowance charges and releases, amortization of the FRBNY prepaid commitment fee asset, changes in fair value of SunAmerica’s fixed income securities designated to hedge living benefit liabilities, SunAmerica’s increased benefit reserves and benefit (amortization) of DAC, value of business acquired (VOBA) and sales inducement assets (SIA) related to net realized capital gains (losses), net realized capital gains (losses), and non-qualifying derivative hedging gains (losses), excluding net realized capital gains (losses). See page 9 for the reconciliation of Net income attributable to AIG to After-tax operating income.

Additionally, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, the recognition of other-than-temporary impairments, partnership income, other enhancements to income, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year loss development, asbestos losses, returned or additional premiums related to prior year development, foreign exchange rates, and aircraft impairments.

In all such instances, AIG believes that excluding these items permits investors to better assess the operating performance of each of AIG’s underlying businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.

Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

Life and retirement services production (premiums, deposits and other considerations and life insurance CPPE sales) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allows for more meaningful comparisons with AIG’s insurance competitors.

During the first quarter of 2012, AIG revised its definition of After-tax operating income (loss) to exclude changes in the fair value of SunAmerica’s fixed income securities designated to hedge living benefit liabilities and increased benefit reserves related to net realized capital gains (losses). AIG believes that this revised measure of After-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its SunAmerica business by excluding from operating results the volatility associated with these hedging and capital gains taking activities. AIG believes this revised definition of After-tax operating income (loss) is a better measure of how AIG assesses the operating performance of SunAmerica’s operations.

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American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended March 31,
	2012	2011	% Inc. (Dec.)
Chartis Insurance Operations:
Net Premiums Written	$8,820	$9,166	(3.7)%

Net Premiums Earned	8,688	8,651	0.4
Claims and claims adjustment expenses incurred	5,909	7,756	(23.8)
Underwriting expenses	2,959	2,498	18.5

Underwriting loss	(180)	(1,603)	88.8
Net Investment Income	1,223	1,179	3.7
Operating Income (Loss)	1,043	(424)	—
Net Realized Capital Gains (Losses) (a)	(135)	50	—
Other income	2	—	—

Pre-tax Income (Loss)	$910	$(374)	—

Loss Ratio	68.0	89.7
Expense Ratio	34.1	28.9

Combined Ratio	102.1	118.6

SunAmerica Financial Group Operations:
Premiums	$605	$621	(2.6)
Policy fees	691	684	1.0
Net Investment Income	2,885	2,754	4.8

Total revenues	4,181	4,059	3.0
Benefits and expenses	2,870	2,888	(0.6)
Operating Income	1,311	1,171	12.0
Changes in fair value of fixed income securities designated to hedge living benefit liabilities, net of interest expense	(19)	—	—
Increased benefit reserves and benefits (amortization) of DAC, VOBA, and SIA related to net realized capital gains (losses)	36	16	125.0
Net Realized Capital Losses (a)	(466)	(220)	(111.8)

Pre-tax Income	862	967	(10.9)

Aircraft Leasing Operations:
Revenues	1,153	1,156	(0.3)
Expenses	1,034	1,039	(0.5)
Operating Income	119	117	1.7
Net Realized Capital Gains (a)	1	3	(66.7)

Pre-tax Income	120	120	—

Other Operations, Operating Income	2,322	2,137	8.7
Other Operations, Pre-tax Income (Loss) before Net Realized Capital Gains	2,319	(1,562)	—
Other Operations, Net Realized Capital Gains (Losses) (a)	417	(435)	—
Consolidation and Elimination Adjustments (a)	(44)	(26)	(69.2)

Income (Loss) from Continuing Operations before Income Tax Expense (Benefit)	4,584	(1,310)	—
Income Tax Expense (Benefit)	1,148	(226)	—

Income (Loss) from Continuing Operations	3,436	(1,084)	—
Income from Discontinued Operations, net of tax	13	2,585	(99.5)

Net Income	3,449	1,501	129.8
Less:
Net Income from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests	208	252	(17.5)
Other	33	(55)	—

Total Net Income from Continuing Operations Attributable to Noncontrolling interests	241	197	22.3
Net Income from Discontinued Operations Attributable to Noncontrolling interests	—	7	—

Total net income attributable to noncontrolling interests	241	204	18.1

Net Income Attributable to AIG	3,208	1,297	147.3

Net Income Attributable to AIG Common Shareholders	$3,208	$485	N/M %

Financial Highlights -continued

	Three Months Ended March 31,
	2012	2011	% Inc. (Dec.)

Net Income Attributable to AIG	$3,208	$1,297	147.3%
Adjustments to arrive at After-tax operating income (loss) attributable to AIG (amounts net of tax):
Net Income from Discontinued Operations	13	2,578	(99.5)
Net Loss on Sale of Divested Businesses	(2)	(47)	95.7
Net Income from Divested Businesses	—	6	—
Deferred Income Tax Valuation allowance (charge) / release	289	(529)	—
Amortization of FRBNY prepaid commitment fee asset	—	(2,358)	—
Changes in Fair Value of SunAmerica’s Fixed Income Securities designated to hedge living benefit liabilities	(19)	—	—
SunAmerica Increased Benefit Reserves and Benefit (amortization) of DAC, VOBA and SIA related to net realized capital gains (losses)	36	11	227.3
Net Realized Capital Gains (Losses)	(239)	(384)	37.8
Non-qualifying Derivative Hedging Gains (Losses), excluding net realized capital gains (losses)	33	(69)	—

After-Tax Operating Income Attributable to AIG	$3,097	$2,089	48.3

Income (Loss) Per Common Share - Diluted:
Net Income Attributable to AIG Common Shareholders	$1.71	$0.31	N/M

After-Tax Operating Income Attributable to AIG Common Shareholders	$1.65	$1.34	23.0

Book Value Per Common Share on AIG Shareholders’ Equity (b)	$57.68	$44.33	30.1%

Return on equity - After-tax operating income (c)	12.8%	11.6%

Financial Highlights - Notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.
(c)	Computed using adjusted shareholders’ equity, which excludes Accumulated other comprehensive income.